The Board of Trustees of the Trust, with the approval and recommendation of the Audit Committee, appointed
Deloitte & Touche LLP to serve as the Trust's independent registered public accounting firm for the fiscal year ending March 31, 2015. Deloitte & Touche
LLP replaces Ernst & Young LLP, which
resigned as the Trust's independent registered public accounting firm, effective upon completion of the audit of the Trust's financial statements for the fiscal year ended
March 31, 2014.

During the periods that Ernst & Young LLP served as the Trust's independent registered public accounting firm, including the Trust's fiscal years ending March 31, 2014 and March 31, 2013, Ernst & Young LLP's reports on the financial statements of the Trust have not contained an adverse opinion or disclaimer of opinion and have not been qualified or modified as to uncertainty, audit scope or accounting principles. Further, there have been no disagreement with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst & Young LLP would have caused Ernst & Young LLP to make reference to the subject matter of the disagreement in connection with its report on the financial statements. In addition, there have been no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.